As filed with the Securities and Exchange Commission on October 7, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENLANE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5099	83-0806637
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1095 Broken Sound Parkway, Suite 300
Boca Raton, Florida

(887) 292-7660

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Amir Sadr

General Counsel

Greenlane Holdings, Inc.

1095 Broken Sound Parkway, Suite 300

Boca Raton, Florida 33487

(887) 292-7660

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Justin R. Salon R. John Hensley Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, D.C. 20037 (202) 887-1500	Faith L. Charles, Esq. Naveen Pogula, Esq. Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, New York 10017 (212) 344-5680

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated October 7, 2022.

Up to         shares of Class A Common Stock

Up to         Pre-Funded Warrants to purchase shares of Class A Common Stock

Up to         Common Warrants to purchase shares of Class A Common Stock

Up to         shares of Class A Common Stock underlying such
Pre-Funded Warrants and Common Warrants

We are offering up to $8.0 million of shares of Class A common stock, $0.01 par value per share (the “Class A common stock”), of Greenlane Holdings, Inc. at an assumed purchase price of $              per share. Our shares of Class A common stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “GNLN.” On October 6, 2022, the last reported sale price of our shares of Class A common stock on Nasdaq was $1.98 per share.

We are also offering pre-funded warrants, or “Pre-Funded Warrants,” to purchase up to         shares of Class A common stock. We are offering to certain purchasers whose purchase of Class A common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Class A common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, Pre-Funded Warrants in lieu of shares of Class A common stock that otherwise would result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Class A common stock. The purchase price of each Pre-Funded Warrant is $                        (which is equal to the assumed public offering price per share of Class A common stock to be sold in this offering minus $0.0001, the exercise price per share of Class A common stock of each Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Class A common stock we are offering will be decreased on a one-for-one basis.

Our shares of Class A common stock and Pre-Funded Warrants are being offered together with warrants, or “Common Warrants,” to purchase up to                 shares of our Class A common stock. Each share of Class A common stock and Pre-Funded Warrant will be sold together with one Common Warrant. Each Common Warrant has an exercise price of $                 per share (representing                % of the assumed public offering price per share of Class A common stock to be sold in this offering) and will expire on the fifth anniversary of the original issuance date. Because we will issue a Common Warrant for each share of Class A common stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of Class A common stock and Pre-Funded Warrants sold.

Our shares of Class A common stock, Pre-Funded Warrants and Common Warrants can only be purchased together in this offering, but will be issued separately. Shares of Class A common stock issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants are also being offered by this prospectus. These securities are being sold in this offering to certain purchasers under a Securities Purchase Agreement dated         , 2022 between us and the purchasers.

The public offering price for our securities in this offering will be determined at the time of pricing and may be at a discount to the then-current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect markets to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Common Warrants on the Nasdaq, any other national securities exchange or any other trading system.

The securities offered in this prospectus involve a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties under the heading “Risk Factors” beginning on page 11 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We have engaged A.G.P. / Alliance Global Partners, or the placement agent, as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling the securities offered by us, and is not required to arrange for the purchase or sale of any specific number or dollar amount of our securities, but will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. We have agreed to pay the placement agent a cash fee equal to           % of the aggregate gross proceeds raised in this offering as set forth in the table below, provided that, with respect to proceeds raised in this offering from certain identified investors, the placement agent cash fee is reduced to        % of such proceeds raised up to $        million and further reduced to        % of such proceeds raised above $        million. See “Plan of Distribution” beginning on page 26 of this prospectus for more information.

		Per share of Class A Common Stock and Accompanying Common Warrant		Pre-Funded Warrant and Accompanying Common Warrant(1)		Total

Public offering price	$		$		$
Placement agent fees(2)	$		$		$
Proceeds to us (before expenses)(3)(4)	$		$		$

(1)	Includes proceeds from the assumed exercise of the Pre-Funded Warrants in cash.
(2)	Includes the reduced fees of % and % for certain identified investors, as described above.
(3)	We have also agreed to reimburse the placement agent for certain of its offering-related expenses and pay the placement agent a non-accountable expense allowance equal to % of the gross proceeds raised in this offering. See “Plan of Distribution” beginning on page 26 of this prospectus for a description of the compensation to be received by the placement agent.
(4)	Does not include proceeds from the exercise of the Common Warrants in cash, if any.

Delivery of the securities is expected to be made on or about             , 2022.

Sole Placement Agent

A.G.P.

The date of this prospectus is                    , 2022.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Greenlane,” the “Company,” “us,” “we” or “our” refer to Greenlane Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission (the “SEC”) includes and incorporates by reference certain exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find Additional Information” elsewhere in this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. We have not, and the placement agent has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part to add information to, or update or change information contained in, this prospectus. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section titled “Where You Can Find Additional Information” elsewhere in this prospectus.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus, are the property of their respective owners.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Examples of forward-looking statements include, without limitation:

•	Statements regarding our Liquidity Initiatives (as defined below) and liquidity position assess and predict such impacts on our results of operations, financial condition, acquisition and disposition activities, and growth opportunities;

•	statements regarding our growth and other strategies, and expectations with respect to results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements regarding our industry;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, those discussed in Part I, Item 1A of our Annual Report on Form 10-K under the heading “Risk Factors” or “Part II — Item 1A — Risk Factors” in our Quarterly Reports on Form 10-Q which is incorporated by reference in this prospectus and in other documents that we file from time to time with the SEC.

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail in Part I, Item 1A of our Annual Report on Form 10-K under the heading “Risk Factors.”

•	our strategy, outlook and growth prospects;

•	our ability to successfully execute our periodically announced strategic initiatives;

•	general economic trends and trends in the industry and markets in which we operate;

•	public heath crises, including the COVID-19 pandemic;

•	our dependence on, and our ability to establish and maintain business relationships with, third-party suppliers and service suppliers;

•	the competitive environment in which we operate;

•	our vulnerability to third-party transportation risks;

•	the impact of governmental laws and regulations and the outcomes of regulatory or agency proceedings;

•	our ability to accurately estimate demand for our products and maintain appropriate levels of inventory;

•	our ability to maintain or improve our operating margins and meet sales expectations;

•	our ability to adapt to changes in consumer spending and general economic conditions;

•	our ability to use or license certain trademarks;

•	our ability to maintain consumer brand recognition and loyalty of our products;

•	our and our customers’ ability to establish or maintain banking relationships;

•	fluctuations in U.S. federal, state, local and foreign tax obligation and changes in tariffs;

•	our ability to address product defects;

•	our exposure to potential various claims, lawsuits and administrative proceedings;

•	contamination of, or damage to, our products;

•	any unfavorable scientific studies on the long-term health risks of vaporizers, electronic cigarettes, e-liquids products or hemp-derived products, including cannabidiol (“CBD”);

•	failure of our information technology systems to support our current and growing business;

•	our ability to prevent and recover from Internet security breaches;

•	our ability to generate adequate cash from our existing business to support our growth;

•	our ability to raise capital on favorable terms, or at all, to support the continued growth of the business;

•	our ability to protect our intellectual property rights;

•	our dependence on continued market acceptance of our products by consumers;

•	our sensitivity to global economic conditions and international trade issues;

•	our ability to comply with certain environmental, health and safety regulations;

•	our ability to successfully identify and complete strategic acquisitions;

•	natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes;

•	increased costs as a result of being a public company; and

•	our failure to maintain adequate internal controls over financial reporting.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition or operating results. This prospectus, and the documents incorporated by reference in this prospectus contain market data that we obtained from industry sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for our products. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market data included in this prospectus is generally reliable, such information is inherently imprecise.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our securities that we describe under “Risk Factors” and our consolidated financial statements and the related notes before making an investment in our securities.

Greenlane Holdings, Inc.

Founded in 2005, we are the premier global platform for the development and distribution of premium cannabis accessories, child-resistant packaging, vape solutions, and lifestyle products. In August 2021, we completed our transformational merger with KushCo Holdings, Inc. (“KushCo”), creating the leading ancillary cannabis company and house of brands. The combined company serves a diverse and expansive customer base with more than 8,500 retail locations, which includes many of the leading multi-state-operators and licensed producers, the top smoke shops in the United States, and millions of consumers globally. In addition to enhancing our financial size and scale, along with creating an optimized platform with significant potential revenue and cost saving synergies, the merger strengthened our best-in-class proprietary owned brands and exclusive third-party brand offerings.

We have been developing a world-class portfolio of our own proprietary brands (the “Greenlane Brands”) that we believe will, over time, deliver higher margins and create long-term value for our customers and shareholders. Our Greenlane Brands are comprised of child-resistant packaging innovator Pollen Gear; the Marley Natural accessory line; the K. Haring Glass Collection accessory line; Aerospaced & Groove grinders; Cookies lifestyle line; and Higher Standards, which is both an upscale product line and an innovative retail experience with a flagship store at New York City’s famed Chelsea Market. During 2021, we took significant strides to grow our brand portfolio including with the acquisition of substantially all of the assets of Eyce LLC in March 2021 and the acquisition of substantially all of the assets of Organicix LLC (d/b/a DaVinci) in November 2021. Furthermore, as a pioneer in the ancillary cannabis space, Greenlane is the partner of choice for many of the industry’s leading MSOs, LPs, and brands, including PAX Labs, Grenco Science, Storz & Bickel, Firefly, Santa Cruz Shredder, Cookies, and CCELL.

We merchandise vaporizers, packaging, and other products in the United States, Canada, and Europe and we distribute to retailers through wholesale operations and to consumers through e-commerce activities and our retail stores. We operate distribution centers in the United States, Canada, and Europe. With the completion of the distribution center consolidation and the merger with KushCo, we have established a lean and scalable distribution network that leverages a mix of leased warehoused spaces in California and Massachusetts along with third-party logistics locations in the U.S., Canada, and Europe.

Corporate Information

We were incorporated in Delaware on May 2, 2018, and are the sole manager of Greenlane Holdings, LLC (the “Operating Company”), a Delaware limited liability company that was formed on September 1, 2015. All of our assets are held by, and our operations are primarily conducted through, the Operating Company and its wholly owned subsidiaries. As of June 30, 2022, we owned an 85.2% interest in the Operating Company.

Our executive offices are located at 1095 Broken Sound Parkway, Boca Raton, Florida 33487. Our telephone number at our executive offices is (877) 292-7660 and our corporate website is www.gnln.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

June 2022 Common Stock and Warrant Offering

On June 27, 2022, we entered into a securities purchase agreement with an accredited investor, pursuant to which we agreed to issue and sell an aggregate of 585,000 shares of our Class A common stock, pre-funded warrants to purchase up to 495,000 shares of our Class A common stock (the “June 2022 Pre-Funded Warrants”) and warrants to purchase up to 1,080,000 shares of our Class A common stock (the “June 2022 Standard Warrants” and, together with the June 2022 Pre-Funded Warrants, the “June 2022 Warrants”), in a registered direct offering (the “June 2022 Offering”). The shares of Class A common stock and June 2022 Warrants were sold in Units (the “June 2022 Units”), with each unit consisting of one share of Class A common stock or a June 2022 Pre-Funded Warrant and a June 2022 Standard Warrant to purchase one share of our Class A common stock. The June 2022 Units were offered pursuant to our effective registration statement on Form S-3 (Reg. No. 333-257654) (the “Shelf Registration Statement”). The June 2022 Standard Warrants are exercisable six months from the date of issuance at an exercise price equal to $5.00 per share of Class A common stock for a period of five years. Each June 2022 Pre-Funded Warrant is exercisable immediately with no expiration date for one share of Class A common stock at an exercise price of $0.0001. The June 2022 Offering generated gross proceeds of approximately $5.4 million and net proceeds to us of approximately $5.0 million.

All June 2022 Pre-Funded Warrants were exercised in July 2022, based upon which we issued an additional 495,000 shares of our Class A common stock, for de minimis net proceeds.

2022 Strategic Plan Liquidity Update

On March 10, 2022, we announced our strategic plan (the “2022 Plan”) to reduce our cost structure, increase liquidity and accelerate our path to profitability. The 2022 Plan includes a recently completed reduction in force, reduction of facility footprints worldwide, a sale leaseback of our headquarters building, disposition of non-core assets, discontinuation of lower-margin third-party brands, increase of prices on select products and securing an asset-based loan that will support our working capital needs (with respect to the sale of the Company’s headquarters building, discontinuation and disposition of non-core and lower-margin inventory and securing an asset-backed loan, the “Liquidity Initiatives”).

On June 22, 2022, we provided an update on the Liquidity Initiatives, which our management believes can generate more than $30.0 million of liquidity on a non-dilutive basis by the end of 2022 if all measures are successful. On July 19, 2022, Warehouse Goods LLC, our wholly owned subsidiary (“Warehouse Goods”), entered into that certain Membership Interest Purchase Agreement and supporting documents to sell our 50% stake in VIBES Holdings LLC for total consideration of $5.3 million in cash. Additionally, on August 9, 2022, we entered into an asset-based loan pursuant to that certain Loan and Security Agreement, dated as of August 8, 2022 (the “Loan Agreement”), by and among the Company, certain subsidiaries of the Company as guarantors, the parties thereto from time to time as lenders (the “Lenders”), and WhiteHawk Capital Partners LP, as the agent for the Lenders. As described in the Loan Agreement, the Lenders agreed to make available to us a term loan of up to $15.0 million on the terms and conditions set forth therein and the other Financing Agreements (as defined therein). Subsequently, on August 16, 2022, 1095 Broken Sound Pwky LLC (“1095 Broken Sound”), our wholly owned subsidiary, entered into a Purchase and Sale Agreement with a third-party whereby 1095 Broken Sound agreed to sell a certain parcel of real estate including our headquarters building in Boca Raton, Florida for total consideration of $9.95 million, and on September 22, 2022 we closed on the sale. Finally, we are working to sell our excess & obsolete (“E&O”) inventory of lower-margin, non-strategic products, along with reducing our overall level of inventory on hand. In May 2022, we commenced our official E&O sales program internally and have since sold more than $2.5 million of previously reserved E&O inventory. Our management anticipates that the proceeds from these E&O sales, combined with a general sell-down of other non-core third-party brand inventory, will generate more than $10.0 million in liquidity. Despite these efforts, we continue to seek ways to enhance liquidity, including by undertaking this offering. We expect that the Liquidity Initiatives will take time to implement, and we pursuing this offering in order to meet near term capital needs.

We can provide no assurances that our expectations with respect to the Liquidity Initiatives will come to fruition on the expected timeline, in the expected amounts or at all.

Summary of Risk Factors

An investment in our securities is subject to a number of risks, including risks related to this offering, our business and industry, as well as risks related to our shares of Class A common stock. You should carefully consider all of the information in this prospectus and the documents incorporated by reference into this prospectus before making an investment in our securities. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” on page 11 of this prospectus and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference, for a more thorough description of these and other risks.

•	Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be deployed successfully.

•	If we are unable to successfully execute our Liquidity Initiatives, we will have significant cash constraints, which would have a material and adverse impact on our business and results of operations and ability to pay our debts as they come due.

•	This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

•	You will experience immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock you purchase.

•	The number of shares of our Class A common stock available for future issuance or sale, including upon exercise of the Pre-Funded Warrants and Common Warrants being offered by this prospectus, could adversely affect the per-share trading price of our Class A common stock.

•	Future offerings of debt or equity securities, which could rank senior to our Class A common stock, may materially and adversely affect the market price of our Class A common stock.

•	You may experience future dilution as a result of future equity offerings.

•	Resales of our Class A common stock in the public market by our stockholders as a result of this offering may cause the market price of our Class A common stock to fall.

•	This offering may cause the trading price of our Class A common stock to decrease.

•	Our Class A common stock will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq, which would materially and adversely affect the liquidity of our Class A common stock and our ability to raise additional capital or enter into strategic transactions.

•	There is no public market for the Pre-Funded Warrants or Common Warrants being offered in this offering.

•	The Pre-Funded Warrants and Common Warrants are speculative in nature.

•	We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Common Warrants.

The Offering

Shares of Class A common stock outstanding prior to this offering	shares of Class A common stock.
Securities offered by us	Up to shares of Class A common stock in the aggregate represented by shares of Class A common stock, or Pre-Funded Warrants to purchase up to shares of Class A common stock and Common Warrants to purchase up to shares of Class A common stock. Each share of Class A common stock and Pre-funded Warrant will be sold together with one Common Warrant.
Per share offering price	$ per share.
Pre-Funded Warrants	We are offering to certain purchasers whose purchase of shares of Class A common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Class A common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of shares of Class A common stock that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Class A common stock immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to the purchase price of the shares of Class A common stock in this offering minus $0.0001, the exercise price of each Pre-Funded Warrant. Each Pre-Funded Warrant is immediately exercisable and may be exercised at any time until it has been exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Class A common stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Class A common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.
Shares of Class A common stock to be outstanding after this offering	Up to shares of Class A common stock assuming no sales of Pre-Funded Warrants which, if sold, would reduce the number of shares of Class A common stock that we are offering on a one-for-one basis.
Common Warrants	Each share of Class A common stock and Pre-Funded Warrant will be sold together with one Common Warrant. Each Common Warrant has an exercise price per share equal to % of the public offering price of shares in this offering and expires on the fifth anniversary of the original issuance date. Because we will issue a Common Warrant for each share of Class A common stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of Class A common stock and Pre-Funded Warrants sold. This prospectus also relates to the shares of Class A common stock issuable upon exercise of any Common Warrants sold in this offering.
Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, servicing our debt obligations under our promissory notes issued in conjunction with business acquisitions, working capital, product development, and capital expenditures. See “Use of Proceeds” on page 14 of this prospectus.

Transfer Agent and Registrar	EQ Shareowner Services.
Risk factors	See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.
Listing	Our shares of Class A common stock are listed on the Nasdaq under the symbol “GNLN.” We do not intend to apply for a listing of the Pre-Funded Warrants or the Common Warrants on any national securities exchange or other nationally recognized trading system.

Outstanding Shares

The number of shares of our Class A common stock to be outstanding immediately after the offering is based on 7,470,005 shares of Class A common stock outstanding as of October 4, 2022 and excludes, as of such date:

•	148,161 common units in the Operating Company, which are redeemable on a one-for-one basis for shares of our Class A common stock;

•	296,686 outstanding stock options with a weighted average exercise price of $52.91;

•	1,857,822 outstanding warrants with a weighted average exercise price of $64.10;

•	844,635 shares of Class A common stock reserved for future issuance under the Second Amended and Restated 2019 Equity Incentive Plan (the “2019 Equity Plan”); and

•	a variable number of shares of Class A common stock potentially issuable under a business acquisition earnout arrangement.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants or the conversion of the Class B common stock described above and no exercise of the Pre-Funded Warrants or Common Warrants being offered hereunder.

SELECTED FINANCIAL DATA

On August 4, 2022, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “charter”) with the Secretary of State of the State of Delaware, which effected a one-for-20 reverse stock split (the “Reverse Stock Split”) of our issued and outstanding shares of Class A common stock and Class B common stock, $0.0001 par value per share (the “Class B common stock” and together with the Class A common stock, the “common stock”) at 5:01 PM Eastern Time on August 9, 2022. As a result of the Reverse Stock Split, every 20 shares of common stock issued and outstanding were converted into one share of common stock. We paid cash in lieu of fractional shares, and accordingly, no fractional shares were issued in connection with the Reverse Stock Split.

The following selected financial data presents selected share and per share data reflecting the effect of the Reverse Stock Split on our statements of operations data for years ended December 31, 2021 and 2020. We derived the selected financial data from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as adjusted to reflect the Reverse Stock Split for all periods presented. The impact of the Reverse Stock Split is reflected in our condensed consolidated financial statements for the three and six months ended June 30, 2022 included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which is incorporated herein by reference. Our results for interim periods are not necessarily indicative of the results that may be expected for any other future period.

You should read the summary selected consolidated financial information outlined below in conjunction with the information included under the headings “Dilution,” “Use of Proceeds,” and “Description of Capital Stock,” as well as in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, each of which are incorporated by reference in this prospectus.

Statement of Operations Data	Year Ended December 31,
(in thousands except per share amounts)	2021	2020
Net sales	$166,060	$138,304
Gross profit	$27,679	$22,765
Net loss	$(53,423)	$(47,704)
Net loss attributable to Greenlane Holdings, Inc.	$(30,583)	$(14,517)
Net loss attributable to Class A common stock per share — basic and diluted (1)	$(15.85)	$(24.30)
Weighted average shares of Class A common stock outstanding — basic and diluted (1)	1,930	597

(1)	All share and per share information has been adjusted to reflect the Reverse Stock Split.

RISK FACTORS

An investment in our securities involves substantial risks. In addition to other information in this prospectus, you should carefully consider the following risks and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the caption “Item 1A. Risk Factors,” as well as other information and data set forth in this prospectus and the documents incorporated by reference herein, before making an investment decision with respect to our securities. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, and our results of operations, which could cause you to lose all or a part of your investment in our securities. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be deployed successfully.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

If we are unable to successfully execute our Liquidity Initiatives, we will have significant cash constraints, which would have a material and adverse impact on our business and results of operations and ability to pay our debts as they come due.

The proceeds from this offering alone will not be sufficient to meet all of our liquidity needs. Furthermore, due to the restrictions imposed by General Instruction I.B.6 of Form S-3 we are not able to use our universal shelf registration statement on Form S-3 for a period of time, which further limits our liquidity options. If we are not able to access additional liquidity by implementing the Liquidity Initiatives that we have announced, we will have significant cash constraints, which would have a material adverse impact on our business, results of operations and ability to pay our debts as they come due. Furthermore, if we are unable to complete this offering, our liquidity position will be significantly impaired. We can provide no assurances that we will successfully be able to execute our Liquidity Initiatives or obtain alternative financing in order to meet our capital needs. Furthermore, we can provide no assurances that our creditors will allow us to extend payment plans or maturity dates in the event we are not able to access sufficient capital in the near term.

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

You will experience immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock you purchase.

Because the price per share being offered is substantially higher than the net tangible book value per share of Class A common stock, you will suffer substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering. Assuming a public offering price of $             per share, which is the last reported sales price of our shares of Class A common stock on Nasdaq on             , 2022, if you purchase shares of Class A common stock in this offering, you will suffer immediate and substantial dilution of approximately $              per share in the net tangible book value of the shares of Class A common stock as of June 30, 2022. In addition, if previously issued options or warrants to acquire shares of Class A common stock are exercised at prices below the offering price, you will experience further dilution. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.

The number of shares of our Class A common stock available for future issuance or sale, including upon exercise of the Pre-Funded Warrants and Common Warrants offered by this prospectus, could adversely affect the per-share trading price of our Class A common stock.

As of October 4, 2022, approximately 7.5 million shares of our Class A common stock were outstanding, which does not include approximately 1.85 million shares of Class A common stock issuable upon the exercise of outstanding warrants. In addition, as of the date of this prospectus 148,161 shares of our Class B common stock, redeemable on a one-for-one basis for shares of our Class A common stock were outstanding. Furthermore, the 2019 Equity Plan was amended and restated on August 31, 2022 to increase the number of shares of Class A common stock available for future award grants by 785,000 shares to an aggregate of 1,100,000 shares of Class A common stock available for issuance under the 2019 Equity Plan. The 785,000 share increase represents approximately 10.5% of the combined total of the outstanding shares of our Class A common stock as of October 4, 2022.

We cannot predict whether future issuances or sales of shares of our Class A common stock will decrease the per-share trading price of our Class A common stock.

Future offerings of debt or equity securities, which could rank senior to our Class A common stock, may materially and adversely affect the market price of our Class A common stock.

If we decide to issue debt or equity securities in the future, which could rank senior to our Class A common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A common stock and may result in dilution to owners of our Class A common stock.

Future issuances and sales of debt or equity securities, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Class A common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Therefore, holders of our Class A common stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their stock holdings in us.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of Class A common stock or other securities convertible into or exchangeable for our shares of Class A common stock that could result in further dilution to investors purchasing our shares in this offering or result in downward pressure on the price of our shares of Class A common stock. We may sell shares of Class A common stock or other securities in any other offering at prices that are higher or lower than the prices paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

Resales of our Class A common stock in the public market by our stockholders as a result of this offering may cause the market price of our Class A common stock to fall.

Sales of a significant number of shares of our Class A common stock could occur at any time. The issuance of new shares of our Class A common stock could result in resales of our Class A common stock by our current stockholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Class A common stock and the value of the pre-funded warrants and warrants.

This offering may cause the trading price of our Class A common stock to decrease.

The price per share, together with the number of shares of Class A common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Class A common stock. This decrease may continue after the completion of this offering.

Our Class A common stock will be subject to potential delisting if we do not maintain the listing requirements of the Nasdaq, which would adversely affect the liquidity of our Class A common stock and our ability to raise additional capital or enter into strategic transactions.

Our failure to maintain our listing and our Class A common stock being delisted from Nasdaq would make it more difficult for stockholders to dispose of their shares of Class A common stock and more difficult to obtain accurate price quotations on our Class A common stock.

For example, on February 25, 2022, we received a deficiency letter (the “Deficiency Letter”) from the Listing Qualifications Department of the Nasdaq, notifying us that, for the last 30 consecutive business days, the closing bid price for our Class A common stock had closed below the minimum $1.00 per share required for continued listing on the Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”).

On August 4, 2022, we filed a Certificate of Amendment to our charter with the Secretary of State of the State of Delaware, which effected the Reverse Stock Split at 5:01 PM Eastern Time on August 9, 2022. As a result of the Reverse Stock Split, every 20 shares of common stock issued and outstanding were converted into one share of common stock. We paid cash in lieu of fractional shares, and accordingly, no fractional shares were issued in connection with the Reverse Stock Split. On August 24, 2022, we were notified by Nasdaq that we had regained compliance with Rule 5550(a)(2) and that the matter had been closed.

The Reverse Stock Split did not change the par value of the common stock or the authorized number of shares of common stock. All outstanding options, restricted stock awards, warrants and other securities entitling their holders to purchase or otherwise receive shares of our common stock have been adjusted as a result of the Reverse Stock Split, as required by the terms of each security. The number of shares available to be awarded under the 2019 Equity Plan was also appropriately adjusted.

There are many factors that may adversely affect our minimum bid price. Many of these factors are outside of our control. As a result, we may not be able to sustain compliance with Rule 5550(a)(2) in the long term. Any potential delisting of our Class A common stock from the Nasdaq would likely result in decreased liquidity and increased volatility for our Class A common stock and would adversely affect our ability to raise additional capital or to enter into strategic transactions, in addition to adversely impacting the perception of our financial condition and could cause reputational harm to investors and parties conducting business with us. Any potential delisting of our Class A common stock from the Nasdaq would also make it more difficult for our stockholders to sell our Class A common stock.

There is no public market for the Pre-Funded Warrants or Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Common Warrants on the Nasdaq or any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

The Pre-Funded Warrants and Common Warrants are speculative in nature.

The Pre-Funded Warrants and Common Warrants do not confer any rights of Class A common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Class A common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Common Warrants may exercise their right to acquire Class A common stock and pay an exercise price of $ per share, subject to certain adjustments, prior to five years from the date on which such warrants were issued, after which date any unexercised Common Warrants will expire and have no further value. Holders of Pre-Funded Warrants have identical rights, except that the Pre-Funded Warrants have an exercise price of $0.0001 and do not expire until exercised in full. Moreover, following this offering, the market value of the Pre-Funded Warrants and Common Warrants, if any, is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants and Common Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants and Common Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the Class A common stock will ever equal or exceed the exercise price of the Common Warrants and consequently, whether it will ever be profitable for holders of the Common Warrants to exercise the warrants.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Common Warrants.

Each Pre-Funded Warrant and Common Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our Class A common stock determined according to the formula set forth in the Pre-Funded Warrant or Common Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Common Warrants.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $                million, assuming the sale of all securities being offered hereby, after deducting the placement agent fee and estimated offering expenses payable by us and excluding the proceeds, if any, from the subsequent exercise of the Pre-Funded Warrants and the Common Warrants. However, because this offering is being conducted on a reasonable best efforts basis we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We currently intend to use the net proceeds from this offering for general corporate purposes, which may include, without limitation, servicing our debt obligations under our promissory notes issued in conjunction with business acquisitions, working capital, product development, and capital expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including those described under “Risk Factors” in this prospectus and the documents incorporated by reference herein, as well as the amount of cash used in our operations. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending the application of the net proceeds from any sale of securities under this prospectus, we may invest the net proceeds in interest-bearing accounts, money market accounts and/or interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the Board deems relevant.

DILUTION

If you invest in our shares of Class A common stock in this offering, your ownership interest in us will be immediately diluted to the extent of the difference between the public offering price per share and our as adjusted net tangible book value per share after the completion of this offering

The net tangible book value of our Class A common stock as of June 30, 2022 was approximately $58.8 million, or approximately $9.67 per share based on approximately 6.1 million shares of our Class A common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of shares of our Class A common stock outstanding.

After giving effect to the sale of shares of Class A common stock in this offering at the assumed public offering price of $             per share (assuming the sale of the maximum offering amount and assuming no Pre-Funded Warrants are issued), and after deducting commissions and other estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $            million, or $            per share of Class A common stock. This amount represents an immediate dilution in the net tangible book value of $            per share to our existing shareholders and an immediate increase in net tangible book value of $            per share to new investors purchasing shares of Class A common stock in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share of Class A common stock			$
Net tangible book value per share as of June 30, 2022		$9.67
Net dilution in net tangible book value per share attributable to existing shareholders	$
As adjusted net tangible book value per share after this offering			$
Net increase in net tangible book value per share to new investors in this offering			$

The information above is based on 6,078,634 shares of Class A common stock outstanding as of June 30, 2022 and excludes, as of such date:

•	1,059,240 common units in the Operating Company, which are redeemable on a one-for-one basis for shares of our Class A common stock;

•	327,085 outstanding stock options with a weighted average exercise price of $53.00;

•	2,352,817 outstanding warrants with a weighted average exercise price of $50.62;

•	17,071 shares of Class A common stock reserved for future issuance under the 2019 Equity Plan; and

•	a variable number of shares of Class A common stock potentially issuable under a business acquisition earnout arrangement.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants or the conversion of the Class B common stock described above and no exercise of the warrants being offered hereunder.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our common stock does not purport to be complete. For a complete description, we refer you to the Delaware General Corporation Law, or the DGCL, and to our charter and bylaws. For a more complete understanding of our common stock, we encourage you to read carefully this entire prospectus, as well as our charter and bylaws, each of which is incorporated herein by reference, and the following summary is qualified in its entirety by reference to our charter and bylaws. See “Where To Find Additional Information” for information on how to obtain documents from us, including our charter and bylaws.

General

We have one class of securities outstanding, our Class A common stock, $0.01 par value, registered under Section 12 of the Exchange Act. Our Class B common stock is not registered under Section 12 of the Exchange Act, but a description of our Class B common stock is included herein to give context to the relative rights of the holders of our Class A common stock.

The following is a description of the rights and privileges of our common stock and related provisions of the charter, our amended and restated bylaws (the “bylaws”), and applicable provisions of Delaware law. This description is qualified in its entirety by, and should be read in conjunction with, our charter and bylaws and the applicable provisions of Delaware law.

Our charter provides that our authorized capital stock consists of 600,000,000 shares of our Class A common stock, 30,000,000 shares of our Class B common stock and 10,000,000 shares of preferred stock, $0.0001 par value per share.

Class A Common Stock

Issuance of Class A Common Stock with our Common Units

We may undertake any action, including, without limitation, a reclassification, dividend, division or recapitalization with respect to shares of our Class A common stock, to the extent necessary to maintain a one-to-one ratio between the number of common units of the Operating Company (“common units”) we own, and the number of outstanding shares of our Class A common stock, disregarding unvested shares issued in connection with stock incentive plans, shares issuable upon the exercise, conversion or exchange of certain convertible or exchangeable securities and treasury stock.

Voting Rights

Holders of our Class A common stock are entitled to cast one vote per share. Holders of our Class A common stock are not entitled to cumulative voting in the election of directors. Generally, holders of all classes of our common stock, including classes not registered under the Exchange Act, vote together as a single class and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except in a contested director election where directors are elected by a plurality of the votes cast. Except as otherwise provided by applicable law, amendments to our charter must be approved by a majority or, in some cases, two-thirds of the combined voting power of all shares entitled to vote thereon, voting together as a single class.

Dividend Rights

Holders of our Class A common stock share ratably (based on the number of shares of our Class A common stock held) if and when any dividend is declared by our Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, our Class A common stock with respect to the payment of dividends.

Liquidation Rights

On our liquidation, dissolution or winding up, each holder of our Class A common stock will be entitled to a pro rata distribution of the net assets, if any, available for distribution to common stockholders.

Other Matters

No shares of our Class A common stock are subject to redemption or have preemptive rights to purchase additional shares of our Class A common stock. Holders of shares of our Class A common stock do not have subscription, redemption or conversion rights.

Authorized but Unissued Shares

The authorized but unissued shares of our Class A common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Class A common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Trading

Our Class A common stock is listed on Nasdaq under the symbol “GNLN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is EQ Shareowner Services. The transfer agent’s address is 3200 Cherry Creek South Drive, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

Class B Common Stock

Issuance of Class B Common Stock with our Common Units

Shares of our Class B common stock may be issued only to, and registered in the name of, the owners of our common units prior to our initial public offering, other than Aaron LoCascio, our co-founder, former Chief Executive Officer and President and a current member of our Board, Adam Schoenfeld, our co-founder, former Chief Strategy Officer and Chief Marketing Officer and a current member of our Board and Jacoby & Co, Inc., an affiliated entity of Mr. Schoenfeld and Mr. LoCascio (collectively, the “Founder Members”) and persons who acquire shares of our Class B common stock by a transfer from a holder of shares of our Class B common stock. There must be a one-to-one ratio between the number of our common units owned by all holders of our Class B common stock and the number of outstanding shares of our Class B common stock owned by all such holders. Shares of our Class B common stock will be cancelled on a one-to-one basis if a holder of shares of our Class B common stock elects to have its corresponding common units redeemed pursuant to the terms of the Fourth Amended and Restated Agreement of Greenlane Holdings, LLC (the “Operating Agreement”).

Voting Rights

Holders of our Class B common stock are entitled to cast one vote per share, with the number of shares of our Class B common stock held by each of our stockholders other than our Founder Members (the “Non-Founder Members”) being equal to the number of our common units held by such Non-Founder Member. Holders of our Class B common stock are not entitled to cumulate their votes in the election of directors.

Generally, holders of all classes of our common stock vote together as a single class and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except in a contested director election where directors are elected by a plurality of the votes cast. Except as otherwise provided by applicable law, amendments to our charter must be approved by a majority or, in some cases, two-thirds of the combined voting power of all shares entitled to vote thereon, voting together as a single class.

Dividend Rights

Holders of our Class B common stock will not participate in any dividend declared by the Board.

Liquidation Rights

On our liquidation, dissolution or winding up, holders of our Class B common stock will not be entitled to receive any distribution of our assets.

Transfers

Pursuant to our charter and the Operating Agreement, holders of our Class B common stock are subject to restrictions on transfer of such shares, including that:

•	the holder will not transfer any shares of our Class B common stock to any person, other than to us, unless the holder simultaneously transfers an equal number of our common units to the same person; and

•	in the event the holder transfers any of our common units to any person, other than to us, the holder will simultaneously transfer an equal number of shares of our Class B common stock to the same person.

Other Matters

No shares of our Class B common stock will be subject to redemption or have preemptive rights to purchase additional shares of our Class B common stock. Holders of shares of our Class B common stock do not have subscription, redemption or conversion rights.

Preferred Stock

General

Our charter provides that we may issue up to 10,000,000 shares of preferred stock, $0.0001 par value per share. Our charter authorizes our Board to increase or decrease the number of authorized shares without stockholder approval. As of October 4, 2022, no shares of our preferred stock were issued and outstanding.

Subject to the limitations prescribed by Delaware law and our charter and bylaws, our Board is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our Board or duly authorized committee thereof.

The prospectus or prospectus supplement relating to the series of preferred stock offered thereby will describe the specific terms of such securities, including:

•	the title and stated value of such preferred stock;

•	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for such preferred stock;

•	the provisions for a sinking fund, if any, for such preferred stock;

•	the provisions for redemption, if applicable, of such preferred stock;

•	any listing of such preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which shares of such preferred stock will be convertible into shares of our Class A common stock, including the conversion price (or manner of calculation thereof) and conversion period;

•	a discussion of material U.S. federal income tax considerations applicable to such preferred stock;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

OUR OPERATING COMPANY AND THE OPERATING AGREEMENT

The following is a summary of the material provisions of the Fourth Amended and Restated Operating Agreement of Greenlane Holdings, LLC, or the Operating Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware General Corporation Law, as amended, and the operating agreement. See “Where To Find Additional Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Greenlane Holdings, Inc. alone, and not to its subsidiaries. For the purposes of this section, references to the “Operating Company” refer to Greenlane Holdings, LLC, a subsidiary of Greenlane Holdings, Inc.

General

We operate our business through the Operating Company (Greenlane Holdings, LLC) and its subsidiaries. We and the other members party thereto have entered into the Fourth Amended and Restated Operating Agreement of Greenlane Holdings, LLC (the “Operating Agreement”). Among the members who are a party to the Operating Agreement are Aaron LoCascio, our co-founder, former Chief Executive Officer and President and a current member of our Board, Adam Schoenfeld, our co-founder, former Chief Strategy Officer and Chief Marketing Officer and a current member of our Board and Douglas Fischer, our General Counsel. The operations of the Operating Company and the rights and obligations of the holders of common units, are set forth in the Operating Agreement.

Appointment as Manager

Under the Operating Agreement, we are the sole manager of the Operating Company. As the manager, we control all day-to-day business affairs and decision-making of the Operating Company without the approval of any other member, unless otherwise stated in the Operating Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of the Operating Company and the day-to-day management of the Operating Company’s business. Pursuant to the terms of the Operating Agreement, we cannot be removed as the sole manager of the Operating Company by the other members.

Compensation

We are entitled to compensation for our services as the manager. We are entitled to reimbursement by the Operating Company for all fees and expenses incurred on behalf of the Operating Company, including all expenses associated with this offering and maintaining its corporate existence, and all fees, expenses and costs of being a public company (including expenses incurred in connection with public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence, including all costs of maintaining our Board and its committees, executive compensation and certain insurance policies.

Capitalization

The Operating Agreement provides for a single class of common membership units, which we refer to as the “common units.” The Operating Agreement reflects a split of common units such that we acquired one common unit with the net proceeds received by us from the initial public offering from the sale of one share of our Class A common stock. Each of our common units entitles the holder to a pro rata share of the net profits and net losses and distributions of the Operating Company.

Distributions

The Operating Agreement requires “tax distributions,” as that term is defined in the Operating Agreement, to be made by the Operating Company to its “members,” as that term is defined in the Operating Agreement. Tax distributions will be made at least annually to each member of the Operating Company, including us, based on such member’s allocable share of the taxable income of the Operating Company and at a commencing tax rate equal to the highest effective marginal combined federal, state and local income tax rate applicable to corporate or individual taxpayers that may potentially apply to any member for the relevant period taking into account (i) any deductions pursuant to Section 199A of the Code, and (ii) the character of the relevant tax items (e.g., ordinary or capital), as we, as the sole manager of the Operating Company, reasonably determine. For this purpose, the taxable income of the Operating Company, and our allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that result from our deemed or actual purchase of common units from the members. The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such member. Tax distributions will also be made only to the extent all distributions from the Operating Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Operating Agreement also allows for distributions to be made by the Operating Company to its members on a pro rata basis out of “distributable cash,” as that term is defined in the Operating Agreement. We expect the Operating Company may make distributions out of distributable cash periodically to the extent permitted by the agreements governing its indebtedness and as required by the Operating Company for its capital and other needs, such that we in turn are able to make dividend payments, if any, to the holders of our Class A common stock.

Common Unit Redemption Right

The Operating Agreement provides a redemption right to the members which entitles them to have their common units redeemed, at the election of each such person, for, at the option of the independent directors (within the meaning of the Nasdaq Marketplace Rules) of our Board who are disinterested, newly-issued shares of our Class A common stock on a one-to-one basis or a cash payment equal to the five-day average volume weighted average market prices of one share of our Class A common stock for each common unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and similar events affecting the Class A common stock). If we decide to make a cash payment, the member has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its common units to the Operating Company for cancellation. The Operating Agreement requires that we contribute cash or shares of our Class A common stock to the Operating Company in exchange for an amount of common units in the Operating Company that will be issued to us equal to the number of common units redeemed from the member. The Operating Company will then distribute the cash or shares of our Class A common stock to such member to complete the redemption. In the event of such election by a member, we may, at our option, effect a direct exchange by us of cash or our Class A common stock for such common units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units that we own equals the number of shares of our Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Issuance of Common Units upon Exercise of Options or Issuance of Other Equity Compensation

We may implement guidelines to provide for the method by which shares of our Class A common stock may be exchanged or contributed between us and the Operating Company (or any subsidiary thereof), or may be returned to us upon any forfeiture of shares of our Class A common stock, in either case in connection with the grant, vesting and/or forfeiture of compensatory equity awards granted by us, including under our 2019 Equity Plan, for the purpose of ensuring that the relationship between us and our subsidiaries remains at arm’s-length.

Maintenance of One-to-One Ratio of Shares of Class A Common Stock and Common Units Owned by Us

Our charter and the Operating Agreement require that we and the Operating Company, respectively, at all times maintain (i) a ratio of one common unit owned by us for each share of our Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities) and (ii) a one-to-one ratio between the number of shares of our Class B common stock owned by our Non-Founder Members and the number of common units owned by our Non-Founder Members.

Transfer Restrictions

The Operating Agreement generally does not permit transfers of common units by members, subject to limited exceptions or written approval of the transfer by the manager. Any transferee of common units must execute the Operating Agreement and any other agreements executed by the holders of common units and relating to such common units in the aggregate.

Dissolution

The Operating Agreement provides that the decision of the manager, with the approval of the holders of a majority of the outstanding common units, will be required to voluntarily dissolve the Operating Company. In addition to a voluntary dissolution, the Operating Company will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay all expenses of winding up the Operating Company; and (ii) second, to pay all debts and liabilities and obligations of the Operating Company. All remaining assets of the Operating Company will be distributed to the members pro-rata in accordance with their respective percentage ownership interests in the Operating Company (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

Confidentiality

Each member will agree to maintain the confidentiality of the Operating Company’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by us.

Indemnification and Exculpation

The Operating Agreement provides for indemnification for all expenses, liabilities and losses reasonably incurred by any person by reason of the fact that such person is or was a member or is or was serving at the request of the Operating Company as the manager, an officer, an employee or an agent of the Operating Company; provided, however, that there will be no indemnification for actions made not in good faith or in a manner which the person did not reasonably believe to be in or not opposed to the best interests of the Operating Company, or, with respect to any criminal action or proceeding other than by or in the right of the Operating Company, where the person had reasonable cause to believe the conduct was unlawful, or for breaches of any representations, warranties or covenants by such person or its affiliates contained in the Operating Agreement or in other agreements with the Operating Company.

We, as the manager, and our affiliates, will not be liable to the Operating Company, its members or their affiliates for damages incurred by any acts or omissions as the manager, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct, knowing violations of law, or breaches of the Operating Agreement or other agreement with the Operating Company.

Amendments

The Operating Agreement may be amended with the consent of the holders of a majority in voting power of the outstanding common units; provided that if the manager holds greater than 33% of the common units, then it may be amended with the consent of the manager together with holders of a majority of the outstanding common units, excluding common units held by the manager. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the manager or the dissolution of the Operating Company may be amended without the consent of the manager.

DESCRIPTION OF WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

The following summary of certain terms and provisions of Pre-Funded Warrants and Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the forms of such warrants, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in such forms of warrants for a complete description of the terms and conditions of the Pre-Funded Warrants and Common Warrants. The Pre-Funded Warrants will be issued separately from the accompanying Common Warrants and may be transferred separately immediately thereafter.

Pre-Funded Warrants Being Offered in this Offering

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.0001 per share of Class A common stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Class A common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Class A common stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Class A common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Class A common stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective           days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Class A common stock outstanding immediately after exercise.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the shares of Class A common stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its Pre-Funded Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Class A common stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Class A common stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional shares of Class A common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The shares of Class A common stock issuable upon exercise of the Pre-Funded Warrants are currently listed on Nasdaq under the symbol “GNLN.”

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Class A common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Class A common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Class A common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Class A common stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Common Warrants Being Offered in this Offering

Duration and Exercise Price

Each Common Warrant offered hereby will have an initial exercise price equal to $           per share of Class A common stock. The Common Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Class A common stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Class A common stock and the exercise price.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Class A common stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Class A common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Common Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Class A common stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective          days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Class A common stock outstanding immediately after exercise.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Class A common stock underlying the Common Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its Common Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Class A common stock determined according to a formula set forth in the Common Warrants, which generally provides for a number of shares of Class A common stock equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Class A common stock the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional shares of Class A common stock will be issued upon the exercise of the Common Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. The shares of Class A common stock issuable upon exercise of the Common Warrants are currently listed on Nasdaq under the symbol “GNLN.”

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of Class A common stock, the holders of the Common Warrants do not have the rights or privileges of holders of our Class A common stock, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our Class A common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Class A common stock, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of a Common Warrant exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the Common Warrant from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such Common Warrant on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the Common Warrants. The consideration paid to the holder will be the same type or form of consideration that was offered and paid to the holders of shares of Class A common stock in connection with the fundamental transaction; provided that if no such consideration was offered or paid, the holders of Class A common stock will be deemed to have received Class A common stock of the successor entity in such fundamental transaction for purposes of this provision of the Common Warrants.

PLAN OF DISTRIBUTION

A.G.P. / Alliance Global Partners, which we refer to herein as the placement agent, located at 590 Madison Avenue 28th Floor, New York, NY 10022, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated           , 2022. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we will enter into a securities purchase agreement directly with purchasers in connection with this offering and may not sell the entire amount of securities offered pursuant to this prospectus.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the shares of Class A common stock, Pre-Funded Warrants and Common Warrants being offered pursuant to this prospectus on or about           , 2022.

We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “reasonable best efforts” basis and the placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent fees set forth in the table below.

	Per share of Class A Common Stock and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant(1)	Total
Public offering price	$	$	$
Placement agent fees(2)	$	$	$
Proceeds to us (before expenses)(3)	$	$	$

(1)	Includes proceeds from the assumed exercise of the Pre-Funded Warrants in cash.

(2)	Includes the reduced fees of % and % for certain identified investors, as described below.

(3)	Does not include proceeds from the exercise of the Common Warrants in cash, if any.

We have agreed to pay to the placement agent a cash fee equal to         % of the aggregate gross proceeds raised in this offering, provided, that, in the event that proceeds raised in this offering are raised from certain identified investors, the placement agent cash fee will be reduced to         % of such proceeds raised up to $         million and further reduced to         % of such proceeds raised above $         million.

We have also agreed to reimburse the placement agent at closing for legal and other expenses incurred by the placement agent in connection with this offering in an amount equal to $         and pay the placement agent a non-accountable expense allowance equal to         % of the gross proceeds raised in this offering. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $        .

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors, officers and beneficial owners of 5% or more of our outstanding shares of Class A common stock have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Class A common stock or securities convertible into, or exchangeable or exercisable for, shares of our Class A common stock during a period ending          days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

•	offer, pledge, sell, contract to sell or otherwise dispose of our securities or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our securities, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;

•	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our securities.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

We have agreed with the placement agent to be subject to a lock-up period of         days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Class A common stock or Class A common stock equivalents, or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of shares of Class A common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of         days following the closing date of this offering.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our shares of Class A common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our shares of Class A common stock are listed on Nasdaq under the trading symbol “GNLN.” We do not plan to list the Pre-Funded Warrants or Common Warrants on Nasdaq or any other securities exchange or trading market.

Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of Class A common stock offered hereby. Any such short positions could adversely affect future trading prices of the shares of Class A common stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Morrison & Foerster LLP, including the validity of the shares of our Class A common stock offered by this prospectus. Certain matters will be passed upon for the placement agent by Thompson Hine LLP.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2021 and for the year then ended as set forth in its report included in our annual report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Greenlane Holdings, Inc. for the year ended December 31, 2020 (before the effects of the retrospective adjustments to the financial statements) (not separately presented herein) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in the prospectus. The retrospective adjustments to the 2020 financial statements have been audited by Marcum LLP. Such consolidated financial statements are incorporated by reference in reliance upon the respective reports of Deloitte & Touche LLP and Marcum LLP given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the Class A common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov. You may also access our SEC filings free of charge on our website at http://www.gnln.com. You should not consider information on our website to be part of this prospectus.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed or furnished, as applicable, with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022, as amended by Amendment No. 1 thereto filed with the SEC on April 29, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022 and for the quarterly period ended June 30, 2022, filed with the SEC on August 15, 2022;

•	our Definitive Proxy Statement, filed with the SEC on June 21, 2022; and

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2022, March 2, 2022, March 10, 2022, April 13, 2022, April 18, 2022, June 28, 2022, July 1, 2022, July 19, 2022 (as amended by Amendment No. 1 thereto filed with the SEC on July 25, 2022) July 29, 2022, August 4, 2022, August 11, 2022, August 19, 2022, August 30, 2022, September 29, 2022 and October 7, 2022.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings by contacting Greenlane Holdings, Inc. as described below, or by contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing, by telephone or via the Internet at:

Greenlane Holdings, Inc.
1095 Broken Sound Parkway, Suite 300
Boca Raton, Florida 33487
(877) 292-7660
Website: http://www.gnln.com

THE INFORMATION CONTAINED ON, OR ACCESSIBLE THROUGH, OUR WEBSITE IS NOT INCORPORATED INTO AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

Up to            shares of Class A Common Stock

Up to            Pre-Funded Warrants to purchase shares of Class A Common Stock

Up to            Common Warrants to purchase shares of Class A Common Stock

Up to            shares of Class A Common Stock underlying such
Pre-Funded Warrants and Common Warrants

PROSPECTUS

Placement Agent

A.G.P.

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated. The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder.

SEC registration fee	$881.60
Legal fees and expenses	$150,000
Accounting fees and expenses	$30,000
Printing expenses	$10,000
Miscellaneous expenses	$9,118.40

Total	$200,000

Item 14. Indemnification of Officers and Directors.

Delaware law permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Delaware law.

Delaware law requires a Delaware corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Delaware law permits a Delaware corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Delaware law, a Delaware corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Delaware law permits a Delaware corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Delaware law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors whereby we have agreed to indemnify such executive officers and directors to the fullest extent permitted by Delaware law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the operating agreement of Greenlane Holdings, LLC, our subsidiary and Operating Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Placement Agency Agreement by and between Greenlane Holdings, Inc. and A.G.P. / Alliance Global Partners.

3.1	Amended and Restated Certificate of Incorporation of Greenlane Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Greenlane Holdings, Inc., effective August 9, 2022 (Incorporated by reference to Exhibit 3.1 to Greenlane’s Current Report on Form 8-K, filed on August 4, 2022).

3.3	Second Amended and Restated Bylaws of Greenlane Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to Greenlane’s Current Report on Form 8-K, filed April 25, 2019).

4.1	Form of Stock Certificate (Incorporated by reference to Exhibit 4.1 to Greenlane’s Registration Statement on Form S-1/A, filed on April 8, 2019).

4.2	Form of Convertible Promissory Note (Incorporated by reference to Exhibit 4.2 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

4.3	Description of Registrant’s Securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (Incorporated by reference to Exhibit 4.3 to Greenlane’s Annual Report on Form 10-K, filed on April 24, 2020).

4.4	Form of June 2022 Standard Warrant (Incorporated by reference to Exhibit 4.1 to Greenlane’s Current Report on Form 8-K, filed on June 28, 2022).

4.5	Form of June 2022 Pre-Funded Warrant (Incorporated by reference to Exhibit 4.2 to Greenlane’s Current Report on Form 8-K, filed June 28, 2022).

4.6**	Form of October 2022 Standard Warrant.

4.7**	Form of October 2022 Pre-Funded Warrant.

4.8	Form of August 2021 Standard Warrant (Incorporated by reference to Exhibit 4.1 to Greenlane’s Current Report on Form 8-K, filed August 10, 2021).

4.9	Form of August 2021 Pre-Funded Warrant (Incorporated by reference to Exhibit 4.2 to Greenlane’s Current Report on Form 8-K, filed August 10, 2021).

4.10	Form of Assumed June 12, 2018 KushCo Warrant, dated as of August 31, 2021 (Incorporated by reference to Exhibit 4.4 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

4.11	Form of Assumed January 18, 2019 KushCo Warrant, dated as of August 31, 2021 (Incorporated by reference to Exhibit 4.5 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

4.12	Form of Assumed August 21, 2019 KushCo Warrant, dated as of August 31, 2021 (Incorporated by reference to Exhibit 4.6 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

4.13	Form of Assumed September 30, 2019 KushCo Warrant, dated as of August 31, 2021 (Incorporated by reference to Exhibit 4.7 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

4.14	Form of Assumed February 10, 2020 KushCo Warrant, dated as of August 31, 2021 (Incorporated by reference to Exhibit 4.8 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

4.15	Form of Assumed February 24, 2021 KushCo Warrant, dated as of August 31, 2021 (Incorporated by reference to Exhibit 4.9 to Greenlane’s Quarterly Report on Form 10-Q, filed November 15, 2021).

5.1**	Opinion of Morrison & Foerster LLP regarding the legality of the securities being registered.

10.1†	Form of Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.2	Tax Receivable Agreement between Greenlane Holdings, Inc., Greenlane Holdings, LLC and the Members of Greenlane Holdings, LLC (Incorporated by reference to Exhibit 10.4 to Greenlane’s Current Report on Form 8-K, filed April 25, 2019).

10.3	Registration Rights Agreement between Greenlane Holdings, Inc. and the Original Members of Greenlane Holdings, LLC (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed April 25, 2019).

10.4	Fourth Amended and Restated Operating Agreement of Greenlane Holdings, LLC (Incorporated by reference to Exhibit 10.4 to Greenlane’s Annual Report on Form 10-K, filed March 31, 2022).

10.5	Credit Agreement, dated as of October 4, 2017, by and between Jacoby & Co. Inc. and Fifth Third Bank (Incorporated by reference to Exhibit 10.6 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.6	Omnibus Amendment No. 1 to Credit Agreement, Guarantees, and Security Agreements, dated as of August 23, 2018, by and among Greenlane Holdings, LLC, Jacoby & Co. Inc., the other Borrower Parties listed on the signature page thereto and Fifth Third Bank (Incorporated by reference to Exhibit 10.7 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.7	Reorganization Agreement among Greenlane Holdings, Inc., Greenlane Holdings, LLC and the Members listed on the signature pages thereto (Incorporated by reference to Exhibit 10.3 to Greenlane’s Current Report on Form 8-K, filed April 25, 2019).

10.8	Amended and Restated Credit Agreement, dated as of October 1, 2018, by and among 1095 Broken Sounds Pkwy LLC, Greenlane Holdings, LLC and Fifth Third Bank (Incorporated by reference to Exhibit 10.8 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.9	Indemnification Agreement, dated as of April 17, 2019, by and between Greenlane Holdings, Inc. and each of its Directors (Incorporated by reference to Exhibit 10.2 to Greenlane’s September 30, 2020 Quarterly Report on Form 10-Q, filed November 16, 2020).

10.10†	Second Amended and Restated Greenlane Holdings, Inc. 2019 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to Greenlane’s Registration Statement on Form S-8, filed August 31, 2021).

10.11	Contribution Agreement, dated as of February 20, 2018, by and among Greenlane Holdings, LLC (f/k/a Jacoby Holdings LLC), the Sellers named therein and Better Life Products, Inc., as Seller Representative (Incorporated by reference to Exhibit 10.10 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.12	Contribution Agreement, dated as of January 4, 2019, by and among Greenlane Holdings, LLC, Pollen Gear Holdings, LLC and Pollen Gear LLC. (Incorporated by reference to Exhibit 10.18 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.13	Form of August 2021 Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed August 10, 2021).

10.14	Separation and General Release Agreement by and between Warehouse Goods LLC and Adam Schoenfeld, dated as of March 9, 2022 (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed on March 10, 2022).

10.15	Placement Agency Agreement, dated August 9, 2021 (Incorporated by reference to Exhibit 10.2 to Greenlane’s Current Report on Form 8-K, filed August 10, 2021).

10.16	Assignment and Assumption Agreement, dated as of November 5, 2018, by and between Jacoby & Co. Inc. and Warehouse Goods LLC, relating to Employment Agreement with Adam Schoenfeld (Incorporated by reference to Exhibit 10.17 to Greenlane’s Registration Statement on Form S-1, filed on March 20, 2019).

10.17†	Separation and General Release Agreement by and between Warehouse Goods LLC and Aaron LoCascio, dated as of December 30, 2021 (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed January 4, 2022).

10.18†	Employment Agreement by and between Warehouse Goods LLC and Nicholas Kovacevich, dated as of March 10, 2022 (Incorporated by reference to Exhibit 10.2 to Greenlane’s Current Report on Form 8-K, filed March 10, 2022).

10.19†	Separation and General Release Agreement by and between Warehouse Goods LLC and William Mote, dated as of May 16, 2022 (Incorporated by reference to Exhibit 10.4 to Greenlane’s Quarterly Report on Form 10-Q, filed May 16, 2022).

10.20	Form of June 2022 Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed June 28, 2022).

10.21	Placement Agency Agreement, dated June 27, 2022 (Incorporated by reference to Exhibit 10.2 to Greenlane’s Current Report on Form 8-K, filed June 28, 2022).

10.22	Membership Interest Purchase Agreement, dated as of July 19, 2022, by and among Warehouse Goods LLC and Portofino Partners LLC (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed July 19, 2022).

10.23†	Separation and General Release Agreement by and between Warehouse Goods LLC and Rodrigo de Oliveira, dated as of August 12, 2022 (Incorporated by reference to Exhibit 10.4 to Greenlane’s Quarterly Report on Form 10-Q, filed August 15, 2022).

10.24†	Amended and Restated Employment Agreement Employment Agreement by and between Warehouse Goods LLC and Craig Snyder, dated as of August 15, 2022 (Incorporated by reference to Exhibit 10.5 to Greenlane’s Quarterly Report on Form 10-Q, filed August 15, 2022).

10.25**	Form of October 2022 Securities Purchase Agreement

10.26†	Amended and Restated Employment Agreement by and between Warehouse Goods LLC and Nicholas Kovacevich, dated as of October 6, 2022 (Incorporated by reference to Exhibit 10.1 to Greenlane’s Current Report on Form 8-K, filed October 7, 2022).

21.1	List of subsidiaries of Greenlane Holdings, Inc. (Incorporated by reference to Exhibit 21.1 to Greenlane’s Annual Report on Form 10-K, filed on March 31, 2022).

23.1*	Consent of Marcum LLP

23.2*	Consent of Deloitte & Touche LLP

23.3**	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.

**	To be filed by amendment.

†	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on October 7, 2022.

GREENLANE HOLDINGS, INC.

By:	/s/ Nicholas Kovacevich
Name: Nicholas Kovacevich
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas Kovacevich or Darshan Dahya and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Nicholas Kovacevich	Chief Executive Officer	October 7, 2022
Nicholas Kovacevich	(Principal Executive Officer and Director)

/s/ Darshan Dahya	Chief Accounting Officer	October 7, 2022
Darshan Dahya	(Principal Financial and Accounting Officer)

/s/ Donald Hunter	Chairman of the Board of Directors	October 7, 2022
Donald Hunter

/s/ Renah Persofsky	Director	October 7, 2022
Renah Persofsky

/s/ Aaron LoCascio	Director	October 7, 2022
Aaron LoCascio

/s/ Adam Schoenfeld	Director	October 7, 2022
Adam Schoenfeld

/s/ Richard Taney	Director	October 7, 2022
Richard Taney

/s/ Jeff Uttz	Director	October 7, 2022
Jeff Uttz